Exhibit 99.1

HollyFrontier Corporation Announces Special and Regular Cash Dividends

Dallas, Texas, February 21, 2012 – HollyFrontier Corporation (NYSE:HFC) (“HollyFrontier”) announced today that its Board of Directors declared a special cash dividend in the amount of $0.50 per share, payable on March 13, 2012 to holders of record of common stock on March 5, 2012.

The Board of Directors also approved the regular dividend of $0.10 per share. This dividend will be paid on April 3, 2012 to all holders of record of common stock on March 16, 2012.

Commenting on these dividends, Mike Jennings, CEO and President of HollyFrontier, said “Our Board has just declared the Company’s third regular and special dividend since the merger formation of HollyFrontier in July 2011. In total, these dividends represent approximately $375 million or $1.79 per share. We believe these dividends represent a valuable component to build shareholder value and increase shareholder returns and we will continue to evaluate additional distributions with our Board of Directors on a quarterly basis”

About HollyFrontier Corporation

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpd refinery located in Cheyenne, Wyoming and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 42% interest (including the general partner interest) in Holly Energy Partners, L.P.

Information about HollyFrontier may be found on its website at http://www.hollyfrontier.com.

FOR FURTHER INFORMATION, Contact:

Doug Aron, Executive Vice President & CFO

Neale Hickerson, Vice President-Investor Relations

HollyFrontier Corporation

214-871-3555